SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                             (Amendment No.   )

 Filed by Registrant  [x]
 Filed by a Party other than the Registrant  [ ]
 Check the appropriate box:
 [ ]  Preliminary Proxy Statement
 [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
 [x]  Definitive Proxy Statement
 [ ]  Definitive Additional Materials
 [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           SPORT SUPPLY GROUP, INC.
 ----------------------------------------------------------------------------
             (Name of Registrant as specified in Its Charter)
 ----------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

 Payment of Filing FEe (Check the appropriate box):
 [x]  No fee required
 [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      (1)  Title of each class of securities to which transaction applies:
 ----------------------------------------------------------------------------
      (2)  Aggregate number of securities to which transaction applies:
 ----------------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
 ----------------------------------------------------------------------------
      (4)  Proposed maximum aggregate value of transaction:
 ----------------------------------------------------------------------------
      (5)  Total Fee Paid:
 ----------------------------------------------------------------------------
 [ ]  Fee paid previously with preliminary materials.
 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
 ----------------------------------------------------------------------------
      (2)  Form, Schedule or Registration Statement No.:
 ----------------------------------------------------------------------------
      (3)  Filing Party:
 ----------------------------------------------------------------------------
      (4)  Date Filed:

                           SPORT SUPPLY GROUP, INC.
                             1901 Diplomat Drive
                         Farmers Branch, Texas  75234

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD JANUARY 26, 2001

      As a stockholder of Sport Supply Group, Inc., you are hereby given notice of and invited to attend in person or by proxy our Annual Meeting of Stockholders to be held at Bent Tree Country Club, 5201 Westgrove, Dallas, Texas 75248, on January 26, 2001, at 2:00 p.m. Central Standard Time, for the following purposes:

      1.   to elect five directors to serve for a term of one year; and

      2. to transact such other business as may properly come before the annual meeting and any adjournments thereof.

      The Board of Directors has fixed the close of business on January 2, 2001 as the record date for determining stockholders entitled to notice of and to vote at the annual meeting.

      You are cordially invited to attend the annual meeting. However, whether or not you expect to attend the annual meeting, we want to have the maximum representation at the annual meeting and respectfully request that you date, execute and mail promptly the enclosed proxy.

      For your convenience in mailing the enclosed proxy, we have enclosed a stamped envelope for which no additional postage is required if mailed in the United States. You may revoke your proxy at any time prior to its use as specified in the enclosed proxy statement.

                               By Order of the Board of Directors


                               TERRENCE M. BABILLA,
                               Chief Operating Officer,
                               Executive Vice President,
                               General Counsel and Secretary

 Dallas, Texas
 January 4, 2001


                            YOUR VOTE IS IMPORTANT.
                     PLEASE EXECUTE AND RETURN PROMPTLY THE
              ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED HEREIN.

                            SPORT SUPPLY GROUP, INC.
                             _____________________

                                PROXY STATEMENT
                             _____________________

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JANUARY 26, 2001
                             _____________________

 To Our Stockholders:

      This proxy statement is furnished to our stockholders for use at our Annual Meeting of Stockholders to be held at Bent Tree Country Club, 5201 Westgrove, Dallas, Texas 75248 on January 26, 2001 at 2:00 p.m. Central Standard Time or any adjournments thereof.

      The record of stockholders entitled to vote at the annual meeting was taken at the close of business on January 2, 2001. We began mailing this proxy statement and the enclosed proxy to our stockholders on January 4, 2001.

      The enclosed proxy is solicited on behalf of our Board of Directors and can be revoked by you at any time prior to the voting of the proxy. Unless a contrary choice is indicated, all duly executed proxies that we receive will be voted in accordance with the instructions set forth on the back side of the proxy card.

                 VOTING PROCEDURES AND REVOCABILITY OF PROXIES

      The accompanying proxy card is designed to permit each of our stockholders of record at the close of business on January 2, 2001 to vote on each of the proposals brought before the annual meeting. At the record date there were 7,279,165 shares of our common stock, par value $.01 per share, issued and outstanding and entitled to vote at the annual meeting. Each outstanding share of our common stock is entitled to one vote.

      The holders of a majority of our outstanding shares of common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. If a quorum is not present, the annual meeting may be adjourned from time to time until a quorum is obtained. Abstentions and broker non-votes are considered stockholders who are present and entitled to vote and they count toward the quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner (despite voting on at least one other proposal for which the nominee does have discretionary authority or for which it has received instructions). Brokers holding shares of record for customers generally are not entitled to vote on certain "non-routine" matters unless they receive voting instructions from their customers.

      The accompanying proxy card provides space for you to vote in favor of, or to withhold voting for, the nominees for the Board of Directors. Directors are elected by a plurality and the five nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

      When a signed proxy card is returned with choices specified with respect to voting matters, the proxies designated on the proxy card vote the shares represented in accordance with the stockholder's instructions. The proxies we have designated for the stockholders are Geoffrey P. Jurick, John P. Walker and Terrence M. Babilla. If you desire to name another person as your proxy, you may do so by crossing out the names of the designated proxies and inserting the names of the other persons to act as your proxies. In that case, it will be necessary for you to sign the proxy card and deliver it to the person named as your proxy and for the named proxy to be present and vote at the annual meeting. Proxy cards so marked should not be mailed to us.

      If you sign your proxy card and return it to us and you have made no specifications with respect to voting matters, your shares will be voted for the election of the five nominees for director and, at the discretion of the proxies designated by us, on any other matter that may properly come before the annual meeting.

      You have the unconditional right to revoke your proxy at any time prior to the voting of the proxy by taking any act inconsistent with the proxy. Acts inconsistent with the proxy include notifying our Secretary in writing of your revocation, executing a subsequent proxy, or personally appearing at the annual meeting and casting a contrary vote. However, no revocation shall be effective unless notice of your revocation has been received by us at or prior to the annual meeting.

                             ELECTION OF DIRECTORS

      Five directors are proposed to be elected at the annual meeting. If elected, each director will hold office until the next annual meeting of our stockholders or until his successor is elected and qualified. The election of directors will be decided by a plurality vote. All nominees named in this proxy statement are members of our present Board of Directors.

      All nominees have consented to serve if elected.  We have no reason  to believe that any of the nominees named below will be unable to serve. If any nominee becomes unable to serve, the shares represented by the designated proxies will be either (1) voted for the election of a substitute as the Board may recommend, (2) the Board may reduce the number of directors to eliminate the vacancy, or (3) the Board may fill the vacancy at a later date after selecting an appropriate nominee.

      Nominations for election to the Board may be made by the Board, a nominating committee appointed by the Board or by any stockholder entitled to vote for the election of directors. Nominations made by stockholders must be made by written notice, certified mail, return-receipt requested and received by our Secretary no later than 60 days after the end of our fiscal year. If, however, we give our stockholders less than 35 days' notice of a stockholders' meeting called for the election of directors, nominations by stockholders must be received by our Secretary not later than the close of business on the seventh day following the day on which the notice was mailed.

      The stockholder's notice must set forth as to each proposed nominee who is not an incumbent director: (1) the name, age, business address and, if known, residence address of each nominee; (2) the principal occupation or employment of each nominee; (3) the number of shares of our common stock that are beneficially owned by each nominee and the nominating stockholder; and (4) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Rule 14(a) of the Securities Exchange Act of 1934, as amended ( we refer to it as the "Exchange Act").

      The current Board nominated the nominees named below for election to our Board of Directors. The name, age (as of December 15, 2000), business experience and public directorships of each nominee for director are as follows:
                                                                    Year First
                                       Principal Occupation           Became
        Name            Age             Or Employment (1)            Director
 -------------------    ---    ---------------------------------     --------
 Geoffrey P. Jurick      59    Chairman of the Board and Chief         1996
                               Executive Officer (2)

 John P. Walker          37    President (3)                           1996

 Thomas P. Treichler     56    Chairman of the Board and Chief         1997
                               Executive Officer of Orient
                               Financial Corporation (4)

 Peter G. Bunger         60    Consultant (5)                          1996

 Johnson C.S. Ko         49    Chairman of Universal Appliances        1996
                               Limited (6)
________________________

 (1) Each of the nominees has held the position listed, or a similar position with the same or an affiliated organization, for at least the last five years, except as otherwise provided in this proxy statement.

 (2) Geoffrey P. Jurick has served as a director since December 10, 1996. Mr. Jurick has served as our Chairman of the Board since December 11, 1996 and as our Chief Executive Officer since January 23, 1997. Mr. Jurick has served as a director of Emerson Radio Corp., a Delaware corporation listed on the American Stock Exchange under the symbol "MSN" since 1990, and as Emerson's Chief Executive Officer and Chairman since July 1992 and December 1993, respectively. Emerson beneficially owns approximately 44% of our issued and outstanding common stock. For more information about Emerson, see "Certain Relationships and Related Transactions."

      Since December 1993, Mr. Jurick has served as a director of Fidenas International Limited, L.L.C. and its predecessor, and, since May 1994, as an officer and general manager of Fidenas International. Mr. Jurick has also served as a director of Fidenas Investment Limited and Fidenas International Bank Limited. On January 10, 1995, the Supreme Court of the Commonwealth of the Bahamas appointed an official liquidator of Fidenas Investment and ordered that Fidenas Investment be wound up. On January 27, 1995, the Bahamas court appointed an official liquidator for Fidenas International Bank and ordered, subject to the ongoing supervision of the Bahamas court, that Fidenas International Bank's assets be liquidated. For more information about the Fidenas companies, see "Certain Relationships and Related Transactions."

      For more than the past five years, Mr. Jurick has held a variety of senior executive positions with several of the entities comprising the Fidenas group of companies, whose activities encompass merchant banking, investment banking, investment management, and corporate development. Since May 1994, Mr. Jurick has served as a director, Chairman, and Chief Executive Officer of GSE Multimedia Technologies Corporation, which is traded in the over-the-counter market. Since March 1996, Mr. Jurick has served as Chairman of Elision International Ltd., a provider of computer and telecommunication services and an affiliate of Emerson. For more information about Elision, see "Certain Relationships and Related Transactions."

 (3) John P. Walker has served as a director since December 10, 1996 and has served as our President since July 28, 1998. Mr. Walker served as our Chief Financial Officer from December 11, 1996 to November 10, 1999, as our Chief Operating Officer from July 28, 1998 to July 28, 1999 and as an Executive Vice President from December 11, 1996 to July 28, 1998. Mr. Walker has served as Executive Vice President and Chief Financial Officer of Emerson since April 1996. Mr. Walker served as Emerson's Senior Vice President from April 1994 until March 1996, Vice President-Finance from February 1993 to April 1994, Assistant Vice President-Finance from June 1991 to January 1993, and Director of Financial Management from September 1989 to May 1991. Emerson beneficially owns approximately 44% of our issued and outstanding common stock. See "Certain Relationships and Related Transactions" for more information about Emerson.

 (4) Dr. Thomas P. Treichler has been a director since March 23, 1997. Since 1983 Dr. Treichler has been the Chairman of the Board and Chief Executive Officer of Orient Financial Corporation, a San Francisco based financial and investment banking firm. Dr. Treichler is also an independent director of the Shanghai Growth Fund, a fund for direct investments into the greater Shanghai region that is listed on the Hong Kong Stock Exchange.

 (5) Peter G. Bunger has been a director since December 10, 1996. Mr. Bunger has been a director of Emerson since July 1992. Emerson beneficially owns approximately 44% of our issued and outstanding common stock. See "Certain Relationships and Related Transactions" for more information about Emerson. Presently, Mr. Bunger is a consultant with Savarina AG, an entity engaged in the business of portfolio management monitoring in Zurich, Switzerland. Since October 1992, Mr. Bunger has served as a director of Savarina AG, and since 1992, as a director of ISCS, a computer software company.

 (6) Johnson C.S. Ko has been a director since December 10, 1996. Since February 1994, Mr. Ko has served as the Chairman and Director of Universal Appliances Limited, a Hong Kong corporation listed on the Hong Kong Stock Exchange. Universal Appliance is engaged in manufacturing and distributing consumer electronics, household electrical and telecommunication products and printed circuit boards and in the dissemination of international financial market information and consumer data. Universal Appliances is a holding company for the Universal Group that owns or controls numerous subsidiary companies. Mr. Ko has also served on certain boards of these subsidiaries since February 1994. Mr. Ko has also served since October 1992 as the Chairman and Director of Kwan Wing Holdings Limited, the holding company of Universal Appliances and an investment vehicle whose activities encompass trading, real property holdings and financial services. Kwan Wing Holdings' principal operating company in Hong Kong is its wholly-owned subsidiary, Kwan Wing Development Ltd., in which Mr. Ko has served as a director since 1989.

      Since September 1997, Mr. Ko has served as Chairman of Cybersonic Technology Limited, a corporation listed on the Hong Kong Stock Exchange. Cybersonic is engaged in manufacturing and distributing consumer electronic products and footwear products..


                  THE BOARD OF DIRECTORS URGES YOU TO VOTE "FOR"
                EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE


                     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

      The following table sets forth, as of December 15, 2000, the beneficial ownership of: (1) each current director; (2) each nominee for director; (3) each of our executive officers named in the Summary Compensation Table set forth below in "Executive Compensation and Other Information"; (4) our directors and executive officers as a group; and (5) each stockholder known to us to own beneficially more than 5% of our outstanding shares of common stock.

      Except as otherwise indicated and based upon our review of information as filed with the Securities and Exchange Commission (we refer to it as the "SEC"), we believe that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws, where applicable.

                                        Amount and Nature   Percent
                                          of Beneficial        Of
   Name of Beneficial Owner                 Ownership        Class
   ----------------------------------   -----------------   -------

   Emerson Radio Corp.                  3,673,700 (1)        44.4%

   Dimensional Fund Advisors, Inc.        508,515 (2)         7.0%

   Wellington Management Company, LLP     475,000 (3)         6.5%

   Oaktree Capital Management, LLC        403,100 (4)         5.5%

   Wentworth Hauser & Violich, Inc.       390,000 (5)         5.3%

   Geoffrey P. Jurick*                  3,973,700 (6)        46.4%

   John P. Walker*                        187,106 (7)         2.2%

   Peter G. Bunger*                        15,625 (8)         **

   Johnson C.S. Ko*                        25,625 (8)         **

   Thomas P. Treichler*                    12,500 (9)         **

   Terrence M. Babilla                      6,856 (10)        **

   Robert K. Mitchell                       8,468 (11)        **

   Eugene J.P. Grant                       50,000 (12)        **

   Douglas Pryor                           19,024 (13)        **

   Kenneth Corby                           20,545 (14)        **

   Executive Officers and Directors     4,319,449 (15)        49%
   as a group (10 persons)

      (*) Director (all current directors are nominees for director). (**) Less than one percent

 (1) Emerson's address is Nine Entin Road, Parsippany, New Jersey 07054. Emerson's beneficial ownership is based on information set forth in a Report on Form 4 filed with the SEC by Emerson on November 9, 2000. Pursuant to the Report on Form 4, Emerson reported that it beneficially owned 3,673,700 shares of our common stock, including (a) 1,000,000 shares issuable upon exercise of warrants owned by Emerson and exercisable within 60 days, and (b) 979,700 shares of our common stock held by Emerson Radio (Hong Kong) Limited, a wholly-owned subsidiary of Emerson. Emerson has sole voting and dispositive power with respect to all 3,673,700 shares.

      Pursuant to a pledge and security agreement, Emerson pledged to Congress Financial Corporation 500,000 shares of our common stock and its warrants for 1,000,000 shares of our common stock, together with all proceeds, dividends and other income and distributions with respect thereto, and all rights of Emerson to have such shares of common stock registered under a certain registration rights agreement.

      On December  22,  2000,  Emerson  offered  to  purchase  an  additional
      1,629,629 shares of our common stock from us. Emerson agreed to finalize this purchase on or before January 15, 2001. Our Board agreed that selling additional shares to Emerson and using the proceeds to pay off our term loan was in our best interests and approved Emerson's offer. Upon completion of this sale, Emerson will own 4,303,329 shares, or approximately 48.3%, of our issued and outstanding shares as a result of such purchase. These additional shares are not included in the ownership table described above. See "Certain Relationships and Related Transactions" for a more detailed description of Emerson's offer to purchase additional shares and Emerson's ownership.

 (2) Dimensional Fund Advisors, Inc.'s address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional's beneficial ownership is based on information set forth in a letter from Dimensional dated December 5, 2000. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. These investment companies and investment vehicles are the "Portfolios." In its role as investment advisor and investment manager, Dimensional possessed both voting and investment power over 508,515 shares of our common stock as of September 30, 2000. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

 (3) Wellington Management Company, LLP's address is 75 State Street, Boston, Massachusetts 02109. Wellington's beneficial ownership is based on information set forth in a letter from Wellington dated
      December 4, 2000. Wellington, a registered investment advisor, reported that as of September 30, 2000 it has shared voting power with respect to 475,000 shares, shared dispositive power with respect to 475,000 shares and no sole voting power or sole dispositive power with respect to any such shares. Wellington reported that all of such shares are owned of record by numerous investment advisory clients of Wellington, none of which is known to have beneficial ownership of more than 5% of our common stock.

 (4) Oaktree Capital Management, LLC's address is 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. Oaktree's beneficial ownership is based on information set forth in an amendment to Schedule 13D filed with the SEC by Oaktree on December 2, 1999. Oaktree, an investment advisor to institutional and individual investors, reported it has sole voting power and sole dispositive power with respect to all 403,100 shares.

 (5) Wentworth Hauser & Violich, Inc.'s address is 333 Sacramento Street, San Francisco, California 94111. Wentworth's beneficial ownership is based on information set forth in a letter from Wentworth dated December 12, 2000. Wentworth, a wholly-owned subsidiary of Laird Norton Trust Co. and an investment adviser to certain persons, reported it has sole voting and sole dispositive power with respect to all 390,000 shares. Laird Norton Trust Co. disclaims beneficial ownership of all such shares.

 (6) Mr. Jurick's address is Sport Supply Group, Inc., 1901 Diplomat Drive, Farmers Branch, Texas 75234. Mr. Jurick, directly and indirectly, beneficially owns approximately 46%of the issued and outstanding shares of Emerson's common stock and is the Chairman of the Board and Chief Executive Officer of Emerson and, therefore, may be deemed to control Emerson. As a result of such control, Mr. Jurick may be deemed to beneficially own the 3,673,700 shares of our common stock beneficially owned by Emerson. Mr. Jurick disclaims any such beneficial ownership. See Note (1) above and "Certain Relationships and Related Transactions" for more information about Emerson's investment. Mr. Jurick's beneficial ownership also includes 300,000 shares of our common stock issuable upon the exercise of stock options that are exercisable currently or within 60 days of the date hereof.

 (7) Consists of 36,106 shares of our common stock and 150,000 shares of our common stock issuable upon the exercise of stock options that are exercisable currently or within 60 days of the date hereof.

 (8) Includes 15,625 shares of our common stock issuable upon exercise of stock options that are exercisable currently or within 60 days of the date hereof.

 (9) Consists of 12,500 shares of our common stock issuable upon exercise of stock options that are exercisable currently or within 60 days of the date hereof.

 (10) Consists of  6,856 shares of our common stock.

 (11) Consists of 135 shares of our common stock and 8,333 shares of our common stock issuable upon the exercise of stock options that are exercisable currently or within 60 days of the date hereof.

 (12) Consists of 50,000 shares of our common stock issuable upon the exercise of stock options that are exercisable currently or within 60 days of the date hereof.

 (13) Consists of 2,857 shares of our common stock and 16,167 shares of our common stock issuable upon the exercise of stock options that are exercisable currently or within 60 days of the date hereof.

 (14) Consists of 545 shares of our common stock and 20,000 shares of our common stock issuable upon the exercise of stock options that are exercisable currently or within 60 days of the date hereof.

 (15) Includes 588,250 shares of our common stock issuable upon the exercise of stock options that are exercisable currently or within 60 days of the date hereof and 1,000,000 shares of our common stock issuable upon exercise of the Emerson warrants. Mr. Jurick disclaims beneficial ownership of our securities owned by Emerson. See Note (6) above.

                      BOARD OF DIRECTORS AND COMMITTEES

      The business of Sport Supply Group is managed under the direction of our Board of Directors. The Board meets during our fiscal year to review significant developments affecting the company and to act on matters requiring Board approval. The Board held four (4) formal meetings during our 2000 fiscal year and acted by unanimous written consent on five (5) occasions. During the 2000 fiscal year, each member of the Board participated in at least 75% of the Board and committee meetings for which he served as a director and/or committee member.

      During fiscal 2000, our Board had an audit committee and a compensation and stock option committee to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of these committees and their current members are described below.

      Audit Committee.  Our Audit Committee  is presently comprised of  Peter
 G. Bunger, Thomas P. Treichler and Johnson C.S. Ko. The Audit Committee recommends to the Board the appointment of a firm of certified public accountants to conduct audits of our accounts and affairs and monitors the performance of such firm. The Audit Committee also reviews our accounting objectives and procedures and the findings and reports of the independent certified public accountants, and makes reports and recommendations to the Board as it deems appropriate. All members of the Audit Committee satisfy the requirements of independence set forth in the Audit Committee Policy of the New York Stock Exchange. The Audit Committee held one (1) formal meeting during fiscal 2000. For additional information concerning the Audit Committee, see "Report of the Audit Committee."

      Compensation and Stock Option Committee. Our Compensation and Stock Option Committee is presently comprised of Johnson C. S. Ko and Thomas P. Treichler (each of whom is a non-employee Director, as defined in our stock option plan). Our Compensation and Stock Option Committee administers our stock option plan and has full and final authority to select the key employees, directors and consultants to whom awards are granted, the number of shares of common stock with respect to such awards, and the terms of such awards, including the exercise price of the stock options and any vesting periods. In general, the Compensation and Stock Option Committee is authorized to construe, interpret and administer our stock option plan and the provisions of the options granted thereunder, prescribe and amend rules for the operation of our stock option plan, and make all other determinations necessary or advisable for its implementation and administration. In addition, the Compensation and Stock Option Committee administers our employee stock purchase plan. The Compensation and Stock Option Committee also is responsible for recommending to the Board compensation arrangements for our Chairman of the Board, which recommendation is subject to the approval of a majority of the disinterested directors. The Compensation and Stock Option Committee held one (1) formal meeting during our 2000 fiscal year.

      The Board of Directors did not have a standing nominating committee, or any other committee performing similar functions during our 2000 fiscal year. The Board of Directors performed the functions customarily attributable to a nominating committee as a whole.

 Compensation of Directors

      During our 2000 fiscal year, each non-management director was entitled to receive up to $8,000 in annual director's fees. In addition, the Chairman of the Audit Committee and the Chairman of the Compensation and Stock Option Plan Committee each receive an additional $2,500 in annual fees. During fiscal 2000, Dr. Treichler, Mr. Ko and Mr. Bunger received $13,000, $8,000 and $8,000, respectively, in director's fees. Our officers do not receive compensation for serving on our Board. Non-employee directors are automatically granted nonqualified stock options to purchase 3,125 shares of our common stock on an annual basis.


                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

 Summary Compensation Table

      The  following   table  sets   forth  certain   information   regarding
 compensation paid during each  of our last three  fiscal years to our  Chief
 Executive Officer and each  of our other  most highly compensated  executive officers, based on salary and bonus earned during fiscal 2000.

      The information set forth in the following table is for the fiscal years ended October 2, 1998, October 1, 1999 and September 29, 2000.

                                                                                    Securities
                                                                        Restricted  Underlying
                                                         Other Annual     Stock      Options/    All Other
        Name and           Fiscal    Salary     Bonus    Compensation    Awards        SARs     Compensation
   Principal Position       Year      ($)      ($) (1)        ($)          ($)         (#)          ($)
 -----------------------   ------   --------   --------  ------------   ----------  ----------  ------------
 Geoffrey P. Jurick,        2000    $250,000        ---        ---           ---          ---          ---
  Chairman of the           1999    $250,000    $63,000        ---           ---          ---          ---
  Board and Chief           1998    $250,000    $25,000        ---           ---      300,000          ---
  Executive Officer (2)

 John P. Walker,            2000    $330,000        ---     $12,929          ---          ---     $113,641
 President (3)              1999    $320,000    $80,000     $15,004          ---          ---       $2,550
                            1998    $260,833   $125,000    $110,518      412,500       50,000(5)    $3,213

 Terrence M. Babilla,       2000    $240,000        ---     $28,667          ---          ---       $2,625
 Chief Operating Officer,   1999    $235,000    $60,000     $26,901          ---       50,000(5)    $2,250
 Executive Vice President,  1998    $220,000    $75,000     $48,628          ---      100,000(5)    $2,904
 General Counsel and
 Secretary (4)

 Eugene J.P. Grant,         2000    $150,000        ---      $6,000          ---          ---       $2,250
 Vice President -           1999    $144,375        ---      $6,000          ---          ---       $1,688
 Strategic  Planning (6)    1998    $106,811    $50,000      $6,000          ---       50,000          ---

 Douglas Pryor,             2000    $ 93,000    $31,850      $8,400          ---          ---       $1,873
 Vice President (7)         1999    $ 80,820    $ 7,500      $8,400          ---          ---       $1,307
                            1998    $ 65,126    $ 4,000      $8,400          ---          ---         $984


 (1) Except for Mr. Pryor, no bonuses for the fiscal year ended September 29, 2000 are reflected in this column because they were not calculable through the date of this proxy statement.

 (2) Mr. Jurick has served as our Chairman of the Board since December 10, 1996 and as our Chief Executive Officer since January 23, 1997. Mr. Jurick has served as a director of Emerson and as Emerson's Chairman and Chief Executive Officer since July 1992 and December 1993, respectively. See "Certain Relationships and Related Transactions" for more information about Emerson.

 (3) Mr. Walker has served as our President since July 28, 1998. Mr. Walker served as Chief Financial Officer from December 11, 1996 to November 10, 1999, as our President and Chief Operating Officer from July 28, 1998 to July 28, 1999, and as an Executive Vice President from December 11, 1996 to July 28, 1998. Emerson reimbursed us $70,833, $100,000 and
      $100,000 of the amount included in "Salary" for fiscal 1998, fiscal 1999 and fiscal 2000, respectively, in reimbursement of salary paid by us to Mr. Walker for the benefit of Emerson.

      The amount in "Other Annual Compensation" consists of: (a) for fiscal 2000, country club related dues and expenses of $4,380 and automobile related expenses of $3,190, and tax gross-ups related to these expenses of $5,359, (b) for fiscal 1999, country club related dues and expenses of $7,166 and automobile related expenses of $7,838, and (c) for fiscal 1998, country club related dues and expenses of $16,071, automobile related expenses of $18,336 and relocation expenses, including tax gross-ups relating to such expenses, of $76,111

      The amount in "Restricted Stock Awards" for fiscal 1998 relates to a grant of 50,000 shares of our restricted common stock to Mr. Walker. The fair market value of the restricted shares was calculated by multiplying 50,000 times $8.25, which was the closing market price of our common stock on the date of grant. Mr. Walker possesses all incidents of ownership to the restricted shares, including the right to vote and receive dividends on the restricted shares if any dividends are issued. Mr. Walker also has certain registration rights relating to the resale of the restricted shares. As of December 15, 2000, Mr. Walker owned 28,418 restricted shares, which had a fair market value of $42,627. We withheld the remaining 21,582 restricted shares for income taxes.

      The amount in "All Other Compensation" for fiscal 1998 and fiscal 1999 is comprised of matching 401(k) contributions. The amount in "All Other Compensation" for fiscal 2000 is comprised of $2,625 in matching 401(k) contributions and $65,000 in forgiveness of indebtedness. During 1997, the Company loaned Mr. Walker $100,000, interest free, to purchase a residence in Texas. During fiscal 2000 Mr. Walker's loan was restructured whereby (i) $65,000 of the loan was forgiven, (ii) the $65,000 forgiven amount was grossed-up for taxes by 40% or $46,016, and
      (iii) Mr. Walker was required to pay the remaining $35,000 of the loan in quarterly installments of $5,000 each. There are three (3) quarterly installments remaining to be paid, with the last quarterly installment being due to be paid on or before June 30, 2001. See "Executive Compensation and Other Information - Employment Agreements" for more information about Mr. Walker's Compensation.

 (4) Mr. Babilla has served as Chief Operating Officer since July 28, 1999, as General Counsel since March 13, 1995, as Secretary since May 13, 1996 and as Executive Vice President since January 13, 1998. From September 1987 to March 1995, Mr. Babilla was an attorney with the law firm of Hughes & Luce, L.L.P. in Dallas, Texas. The amount in "Other Annual Compensation" for fiscal 2000 consists of country club dues and fees of $6,000 and automobile related expenses of $10,790 and tax gross-ups related to these expenses of $11,887 , and for fiscal 1999 consists of country club dues and fees of $10,248 and automobile related expenses of $16,653, and for fiscal 1998 consists of country club initiation fees and related dues of $36,821 and automobile related expenses of $11,807. The amount in "All Other Compensation" is comprised of matching 401(k) contributions. See "Executive Compensation and Other Information-Employment Agreements" for more information regarding Mr. Babilla's compensation. Mr. Babilla voluntarily forfeited all of his options during fiscal 2000 without any consideration being paid to him.

 (5) The agreements governing these stock options permit the optionee to elect for a period of 180 days following a change in control in the company to surrender to us for cancellation all or any part of the unexercised portion of the option. In consideration of such surrender and cancellation, the optionee is entitled to receive for each share of common stock as to which the surrendered portion of the option relates, an amount in cash equal to the difference between the exercise price per share under the option and the highest closing sales price per share of common stock during the 360 day calendar period prior to the optionee's election to surrender the option as described in this paragraph. Mr. Babilla voluntarily forfeited all of his options during fiscal 2000 without any consideration being paid to him.

 (6) Mr. Grant has served as Vice President-Strategic Planning since January 29, 1999 and as President of our wholly-owned subsidiary, Athletic Training Equipment Company, Inc., a Delaware corporation, since December 1997. From January 1996 to December 1997, Mr. Grant was President of Athletic Training Equipment Company, Inc., a Nevada corporation which filed for bankruptcy in September 1997 and which was subsequently acquired by us in December of that year. From January 1993 to January 1996 Mr. Grant was Vice President Business Unit Manager of Johnson Worldwide Associates, Inc., a distributor of sporting goods. The amount in "Other Annual Compensation" for fiscal 1998, 1999 and 2000 consists of automobile related expenses and the amount in "All Other Compensation" is comprised of matching 401(k) contributions. See "Executive Compensation and Other Information - Employment Agreements" for more information regarding Mr. Grant's compensation.

 (7) Mr. Pryor has served as our Vice President of Purchasing and Manufacturing since January 29, 1999. Mr. Pryor served as our Director of Purchasing from 1992 to 1998 and our Senior Buyer and Merchandiser from 1988 to 1991. The amount in "Other Annual Compensation" for fiscal 1998, 1999 and 2000 consists of automobile related expenses and the amount in "All Other Compensation" is comprised of matching 401(k) contributions.

 Option Grants During 2000 Fiscal Year

      No options were granted to our  named executive officers during  fiscal
      2000.


 Option Exercises During 2000 Fiscal Year and Fiscal Year End Option Values

      The following table provides information related to options exercised by our executive officers during the 2000 fiscal year and the number and value of options held at the end of our 2000 fiscal year by our executive officers. We do not have any outstanding stock appreciation rights.

                                                     Number of
                                                    Securities          Value of
                                                    Underlying         Unexercised
                                                    Unexercised       In-the-Money
                          Shares                   Options/SARs       Options/SARs
                         Acquired                    at FY-End          at FY-End
                            on         Value            (#)              ($) (1)
                         Exercise    Realized      Exercisable/       Exercisable/
        Name                (#)         ($)        Unexercisable      Unexercisable
 -------------------     --------    --------    -----------------    -------------
 Geoffrey P. Jurick         -0-         -0-          300,000/0            $0/$0
 John P. Walker             -0-         -0-      125,000/25,000 (2)       $0/$0
 Terrence M. Babilla        -0-         -0-             0/0               $0/$0
 Eugene J.P. Grant          -0-         -0-        33,333/16,667          $0/$0
 Douglas Pryor              -0-         -0-        16,667/13,333          $0/$0
 __________________

 (1) The closing price for our common stock as reported by the New York Stock Exchange on September 29, 2000 was $2.88. Value is calculated on the basis of the difference between $2.88 and the option exercise price of "in the money" options, multiplied by the number of shares of our common stock underlying the option.

 (2) The agreements governing these stock options permit the optionee to elect for a period of 180 days following a change in control (as defined in the applicable option agreements) to surrender to us for cancellation all or any part of the unexercised portion of the option. In consideration of such surrender and cancellation, the optionee will be entitled to receive for each share of common stock as to which the surrendered portion of the option relates, an amount in cash equal to the difference between the exercise price per share under the option and the highest closing sales price per share of common stock during the 360 day calendar period prior to the optionee's election to surrender the option as described in this paragraph.

 Employment Agreements

      John P. Walker. Effective January 14, 1998, we entered into a three year employment agreement with John P. Walker. We amended the Employment Agreement on February 25, 2000, which amendment extended the term of the Employment Agreement to December 31, 2002. Pursuant to Mr. Walker's employment agreement, Mr. Walker receives base annual compensation (subject to annual increases by our Board) of $330,000. The employment agreement also provides for (1) an annual bonus equal to an amount up to 30% of Mr. Walker's base salary upon attainment of our business plan and other agreed upon benchmarks, (2) an additional annual performance bonus to be approved at the discretion of our Board, or a committee thereof, (3) country club dues, (4) car allowance, (5) relocation expenses, including an interest free bridge loan in the amount of $100,000 secured by the real estate purchased,
 (6) participation in our health insurance plans, and (7) certain tax gross-ups. A portion of Mr. Walker's bridge loan was forgiven in 2000. See "Executive Compensation and Other Information - Summary Compensation Table." Mr. Walker's employment agreement also provides for certain severance payments if Mr. Walker is terminated without cause or constructively discharged prior to December 31, 2002. We also agreed to make available to Mr. Walker an interest free loan for six months to purchase shares of our common stock underlying his stock options, which loan would be secured by the shares of common stock. Pursuant to Mr. Walker's employment agreement, Mr. Walker may devote up to 33% of his working time fulfilling his obligations as an officer of Emerson. For more information about Mr. Walker's compensation, see "Executive Compensation and Other Information-Summary Compensation Table."

      Geoffrey P. Jurick. Effective October 18, 1997, we entered into a three year employment agreement with Geoffrey P. Jurick. Pursuant to Mr. Jurick's employment agreement, Mr. Jurick receives base annual compensation (subject to increases by our Board) of $250,000. The employment agreement also provides for (1) an annual bonus of up to 30% of Mr. Jurick's base salary upon attainment of our business plan and other agreed upon benchmarks, (2) an additional annual performance bonus to be approved at the discretion of our Board, or a committee thereof, (3) the use of a company car and certain other benefits, such as participation in our health insurance plans, and (4) certain tax gross-ups. Pursuant to Mr. Jurick's employment agreement, Mr. Jurick may devote up to 50% of his working time fulfilling his obligations as an officer of Emerson. Mr. Jurick's employment agreement expired on March 31, 2000. For more information about Mr. Jurick's compensation, see "Executive Compensation and Other Information-Summary Compensation Table."

      Terrence M. Babilla. Effective January 14, 1998, we entered into a three year employment agreement with Terrence M. Babilla. We amended the Employment Agreement on February 25, 2000, which amendment extended the term of the Employment Agreement to December 31, 2002. Pursuant to Mr. Babilla's employment agreement, Mr. Babilla receives base annual compensation (subject to annual increases by our Board) of $240,000. The employment agreement also provides for (1) an annual bonus of up to 30% of Mr. Babilla's base salary upon attainment of our business plan and other agreed upon benchmarks, (2) an additional annual performance bonus to be approved at the discretion of our Board, or a committee thereof, (3) country club dues, (4) car allowance, (5) participation in our health insurance plans, and (6) certain tax gross-ups. Mr. Babilla's employment agreement also provides for certain severance payments if he is terminated without cause or constructively discharged prior to December 31, 2002. Pursuant to Mr. Babilla's employment agreement, Mr. Babilla may devote up to 10% of his working time fulfilling his obligations as an employee of Emerson and Emerson will pay any salary directly to Mr. Babilla. For more information about Mr. Babilla's compensation, please see "Executive Compensation and Other Information-Summary Compensation Table."

      Eugene J.P. Grant. Effective March 24, 1998, we entered into a three year employment agreement with Eugene J.P. Grant. Pursuant to Mr. Grant's employment agreement, Mr. Grant receives base annual compensation of $127,500. The employment agreement also provides for (1) an annual bonus of up to 60% of Mr. Grant's base salary upon attainment of our business plan and other agreed upon benchmarks, (2) an additional annual performance bonus to be approved at the discretion of our Board, or a committee thereof, and
 (3) car allowance. Mr. Grant's employment agreement also provides for certain payments if he is terminated without cause prior to March 24, 2001. Mr. Grant's employment agreement is scheduled to expire on March 23, 2001. For more information about Mr. Grant's compensation, see "Executive Compensation and Other Information-Summary Compensation Table."

      We may terminate our obligations under any of the above employment agreements if the employee covered by the employment agreement is discharged for cause (as defined in each applicable agreement). Each of the foregoing employees may be discharged without cause, provided that we continue to pay the remaining compensation payments due under the agreements. Each of the foregoing employees may terminate their employment prior to expiration of the agreements and, if we have not breached any provision of the agreements, we will be required to pay only the compensation earned to the date of termination.

 Severance Agreements

      Messrs. Walker and Babilla. In March 1999 we entered into severance agreements with Messrs. Walker and Babilla. The severance agreements provide that for a period of 180 days following a change in control (as defined in each agreement) of the company, the employee has the right to elect to receive cash compensation. The cash compensation is equivalent to 299% of the sum of: (a) his highest annual salary at any time during the 36 months prior to the change in control, plus (b) the highest bonus or incentive compensation paid to him by us for any of the last three fiscal years preceding a change in control. The cash compensation is generally designed to compensate for the loss of the employee's compensation, including salary and bonuses, less any amounts the payment of which might cause adverse consequences under federal income tax laws (as described in the agreements). In exchange for the cash compensation, the employee will release all of his rights under his employment agreement. As of December 15, 2000, the maximum aggregate contingent liability under the severance agreements was approximately $2,300,000.

      Messr. Pryor. Effective February 15, 1999 we entered into a Non-Competition, Confidentiality and Severance Agreement with Mr. Pryor. Subject to the terms of this Agreement, if Mr. Pryor is terminated by us without "cause" (as defined in the Agreement), we have agreed to pay Mr. Pryor his then current bi-weekly salary for a period of twenty-four (24) bi-weekly periods from the date of termination. As of December 15, 2000, the maximum aggregate contingent liability under Mr. Pryor's severance agreement was approximately $93,000.

 Anti-Takeover Effect of Certain Provisions

      The provisions of the option agreements, employment agreements and severance agreements that we have with certain of our executives may be deemed to have an anti-takeover effect. The effect may be to delay, defer or prevent a tender offer or takeover attempt that our stockholders may consider to be in their best interest, including attempts that might result in a premium over the market price for shares of our common stock held by you.

 Compensation Committee Interlocks and Insider Participation In Compensation Decisions

      The Compensation Committee is responsible for recommending to our Board compensation arrangements for our Chairman of the Board and Chief Executive Officer, which recommendation is subject to the approval of a majority of the disinterested directors. The Chairman of the Board was responsible for establishing compensation arrangements for all other executive officers, subject to the review and approval of our Board. During our 2000 fiscal year, Messrs. Treichler and Ko served as members of our Compensation Committee.

      Geoffrey P. Jurick serves as our Chairman of the Board and Chief Executive Officer and also as Chairman of the Board and Chief Executive Officer of Emerson. John P. Walker serves as our President and also as Executive Vice President and Chief Financial Officer of Emerson. Mr. Walker is also a member of our Board. Mr. Bunger, who is a member of our Board and also Emerson's Board, serves on our Compensation Committee and also on Emerson's Compensation Committee. Messrs. Jurick and Walker, both executive officers who were also members of our Board during fiscal 2000, participated in deliberations concerning executive officer compensation.

 Report  of  the  Compensation  and  Stock  Option  Committee  on   Executive
 Compensation

      During fiscal 2000 the Compensation and Stock Option Committee and Chairman of the Board shared the responsibility for establishing and administering the company's executive compensation programs. The Compensation and Stock Option Committee had responsibility for determining compensation to be paid to the Chairman of the Board and Chief Executive Officer, subject to the approval of a majority of the disinterested directors. The Compensation and Stock Option Committee also had responsibility for administering the company's stock option plan, including authority regarding the selection of award recipients and the size and terms of all option grants under the option plan. The Chairman of the Board, subject to review and approval by the Board of Directors, determines on an annual basis the compensation to be paid to the executive officers of the company.

      Under the supervision of the Compensation and Stock Option Committee and the Board of Directors, the company developed and implemented compensation policies, plans and programs that sought to enhance the profitability of the company, and thus stockholder value, by aligning closely the financial interests of the company's executives with those of its stockholders. The specific objectives of the company's executive compensation program were to:

      * Support  the  achievement   of  the  company's  strategic   operating
        objectives.

      * Provide compensation at competitive levels that will attract and retain superior talent and reward executive officers based upon performance.

      * Align the executive officers' interests with the success of the company by placing the majority of pay increases at risk (i.e. increases that are dependent upon company performance).


      The company's executive  officer compensation program  for fiscal  2000
 was  comprised  of  base  salary,  cash  bonuses  and  long-term   incentive
 compensation in the form of stock options.

      Base salaries for the executive officers of the company represent compensation for the performance of defined functions and assumption of defined responsibilities. The Compensation and Stock Option Committee reviews the base salary for the Chairman of the Board and Chief Executive Officer on an annual basis and recommends compensation arrangements for the company's Chairman of the Board and Chief Executive Officer. Implementation of the Chairman and Chief Executive Officer's compensation arrangement is subject to the approval of a majority of the disinterested directors. The Chairman of the Board reviews the base salary of all the other executive officers on an annual basis and recommends compensation arrangements to the Board of Directors for such executive officers. In determining salary adjustments, the Compensation and Stock Option Committee and the Chairman of the Board consider the company's growth in earnings and revenues, the reduction in expenses, the company's results of operations as compared to the company's business plan, and each executive's performance level, as well as other factors relating to the executive's specific responsibilities. Also considered are the executive's positions, experience, skills, potential for advancement, responsibility and current salary in relation to the expected level of pay for the positions in which the executive serves. The Compensation and Stock Option Committee (with respect to compensation arrangements for the Chairman and Chief Executive Officer) and the Chairman (with respect to compensation arrangements for the other executive officers) exercise their judgment based upon the above criteria and do not apply a specific formula or assign a weight to each factor considered. The company has entered into employment agreements with each of Messrs. Walker, Babilla, and Grant. For more information about these employment agreements, see "Executive Compensation and Other Information -- Employment Agreements."

      At the beginning of each fiscal year, management submits a business plan to the Board of Directors and the Compensation and Stock Option Committee. The business plan establishes performance goals of the company for such fiscal year. Such goals may include target increases in sales, net income and earnings per share, reduction in expenses, as well as more subjective goals with respect to marketing, product introduction and expansion of customer base. Cash bonuses are paid based upon successful achievement of some or all of the foregoing factors.

      Final bonuses for the fiscal year ended September 29, 2000 are not reflected in the Summary Compensation Table because they were not calculable through the date of this Proxy Statement. However, the employment agreements described above provide for an annual bonus upon attainment of the company's business plan and other agreed upon benchmarks as well as an additional annual bonus to be approved at the discretion of the Board of Directors or a committee thereof. For more information about bonuses to executives, see "Executive Compensation and Other Information-Employment Agreements."

      The award of options to purchase common stock and the grant of shares of restricted stock form the basis for the company's long-term incentive plan for officers and key employees. The specific objective of all awards is to align executive and stockholder long-term interests by creating a strong correlation between executive pay and stockholder return. The company intends that its executives develop and maintain a significant, long-term stock ownership position in the company's common stock. No awards of stock options were made to the named executive officers during the 2000 fiscal year from the option plan administered by the Compensation and Stock Option Committee.

      The company paid Mr. Jurick, the Chief Executive Officer, $250,000 in base salary during fiscal 2000. The salary paid to Mr. Jurick in fiscal 2000 was subjectively established by the Compensation and Stock Option Committee and not subject to specific criteria.

      The Board of Directors has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1996, as amended (we refer to it as the "Code"). Section 162(m) of the Code generally provides that a publicly held corporation's deduction for compensation paid to its covered employees is limited to $1 million per year, subject to certain exceptions. Since the cash compensation of each of the company's current covered employees is below the $1 million threshold and the company's stock option plan has been revised to meet the requirements of Section 162(m) of the Code, the Board of Directors believes that Section 162(m) will not reduce the federal income tax deduction available to the company. The company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Board of Directors believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the company's success. Consequently, the Board of Directors recognizes that the loss of a tax deduction could be necessary in some circumstances.

      This report is submitted by the members of the Board of Directors,  the
 Compensation Committee    and  the  Stock  Option  Committee  that  were  in
 existence at the end of fiscal 2000.

       Board of Directors        Compensation and Stock Option Committee
       -------------------       ---------------------------------------
       Geoffrey P. Jurick        Thomas P. Treichler
       John P. Walker            Johnson C.S. Ko
       Peter G. Bunger
       Johnson C.S. Ko
       Thomas P. Treichler

      This report will not be deemed to be incorporated by reference in any filing by Sport Supply Group under the Securities Act of 1933 (referred to as the "Securities Act") or the Exchange Act, except to the extent that the company specifically incorporates this report by reference.

                          Report of Audit Committee

      On April 20, 2000, the Board of Directors adopted the Audit Committee Charter, a copy of which is attached to this Proxy Statement as Appendix I. Management is responsible for the company's internal controls and financial reporting process. The company's independent auditors are responsible for performing an independent audit of the company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. As the Audit Committee of the Board, we are responsible for monitoring and overseeing these processes. This report discusses certain actions we took during fiscal 2000 in connection with those responsibilities.

      In this context, we have reviewed the audited consolidated financial statements and have met and held discussions with management and Ernst & Young, LLP, the company's independent auditors. Management has represented to us that the company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. We also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, which includes among other items, matters related to the conduct of the audit of the company's financial statements.

      The independent auditors also provided us with written disclosures and the letter required by Independence Standards Board Standard No. 1, which relates to the auditor's independence from the company and its related entities, and we discussed with the independent auditors their independence.

      Based on our discussions with management and the independent auditors, as well as our review of the representations of management and the report of the independent auditors to us, we recommended to the Board that the company's audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 29, 2000 and filed with the Securities and Exchange Commission.

      The Audit Committee has selected Ernst & Young, LLP to be employed as the company's independent certified public accountants to conduct the annual audit and to report on, as may be required, the consolidated financial statements that may be filed by the company with the Securities and Exchange Commission during the ensuing year.

      This report is submitted by the members of the Audit Committee that were in existence at the end of fiscal 2000.

      Thomas P. Treichler
      Johnson C.S. Ko
      Peter G. Bunger

      This report will not be deemed to be incorporated by reference in any filing by Sport Supply Group under the Securities Act or the Exchange Act except to the extent that the company specifically incorporates this report by reference.

 Corporate Performance Graph

      The following graph shows a comparison of cumulative total returns for us, the S&P 500 Composite Index and an index of peer companies for the period since October 1, 1995. The comparison assumes $100 was invested on October 1, 1995 in our common stock and in each of the two indices and assumes reinvestment of dividends. Companies in the peer group are as follows: K2, Inc. (f/k/a Anthony Industries, Inc.), Escalade, Inc., and Johnson Worldwide Associates, Inc. Media General Financial Services provided the information in the graph.


                      [ PERFORMANCE GRAPH APPEARS HERE ]

                    COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG SPORT SUPPLY GROUP, INC.,
                      S&P 500 INDEX AND PEER GROUP INDEX


                                           FISCAL YEAR ENDING
 COMPANY/INDEX/MARKET          9/29/1995  9/30/1996  9/30/1997  10/2/1998  10/1/1999  9/29/2000
 ---------------------         ---------  ---------  ---------  ---------  ---------  ---------
 Sport Supply Group              100.00      45.09      64.04      58.41      67.37      24.59
 Customer Selected Stock List    100.00     114.62     118.32      85.37      59.24      58.44
 S&P Composite                   100.00     120.34     169.01     184.30     235.54     266.83

                     Assumes $100 Invested on Oct 1, 1995
                         Assumes Dividend Reinvested
                      Fiscal Year Ending Sept. 29, 2000

 The stock price performance depicted in the above graph is not necessarily indicative of future price performance. The Corporate Performance Graph will not be deemed to be incorporated by reference in any filing by Sport Supply Group under the Securities Act or the Exchange Act, except to the extent that the company specifically incorporates the graph by reference.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 Ownership by Emerson Radio Corp.

      Emerson Radio Corp. (we refer to it as "Emerson"), one of the nation's largest volume consumer electronics distributors, directly and through subsidiaries, designs, sources, imports and markets a variety of video and audio consumer electronics and microwave oven products. Emerson has been listed on the American Stock Exchange under the symbol "MSN" since 1990. Emerson and Emerson's wholly-owned subsidiary Emerson Radio (Hong Kong) Ltd. own 2,673,700 shares, or approximately 37%, of our issued and outstanding common stock. Emerson also owns five-year warrants to acquire an additional 1,000,000 shares of our common stock at an exercise price of $7.50 per share, subject to standard anti-dilution adjustments (the "1996 Warrants"). If all the 1996 Warrants are exercised by Emerson, Emerson will own approximately 44% of our common stock.

      On September 13, 2000, we amended the credit agreement governing our credit facility. Several changes were made to the credit agreement, including reducing the credit facility from $40 million to $27.5 million and amending the fixed charge coverage ratio. Subsequent to the end of the fiscal year, we were not in compliance with the revised fixed charge coverage ratio and were, therefore, in technical default of this ratio. Our senior lender agreed to waive this default and eliminate the fixed charge coverage ratio pursuant to an amendment to the credit agreement if, among other things, we agreed to pay off the remaining $2.2 million balance on our term loan by January 15, 2001.

      On December 22, 2000, Emerson offered to purchase 1,629,629 shares of our common stock from us for $1.35 per share in cash, for a total purchase price of $2.2 million. The $1.35 per share purchase price represented a 20% premium to the closing price of our common stock on December 22, 2000. Emerson's offer was contingent on Comerica making certain amendments to the senior secured credit facility before December 28, 2000, including eliminating the fixed charge coverage ratio. Comerica satisfied these contingencies. Emerson agreed to finalize this purchase on or before
 January 15, 2001. Our Board agreed that selling additional shares to Emerson for $1.35 per share and using the proceeds to pay off the term loan was in our best interests and approved Emerson's offer. Our issued and outstanding shares will increase from 7,279,165 shares to 8,908,794 shares upon completion of this transaction. Emerson will own 4,303,329 shares, or approximately 48.3%, of our issued and outstanding shares as a result of such purchase. If all of the 1996 Warrants are exercised, Emerson will own approximately 54% of our common stock.

      Emerson and Emerson HK have certain demand and incidental registration rights with respect to the resale of the shares of Common Stock they own, as well as on the exercise and resale of the shares of Common Stock Emerson may acquire under the Warrant Agreement governing the 1996 Warrants.

      Pursuant to a Pledge and Security Agreement, Emerson has pledged to Congress, its senior lender, 500,000 of its shares in SSG and the 1996 Warrants together with all proceeds thereof and all dividends and other income and distributions thereon or with respect thereto and all rights of Emerson to have the such shares (and any shares of Common Stock acquired through the exercise of the 1996 Warrants (as permitted by Congress) registered under the Registration Rights Agreement.

      Our Board now includes  the following people  that are associated  with
 Emerson: (1) Geoffrey P. Jurick, who beneficially owns approximately 46% of Emerson's issued and outstanding common stock and is Emerson's Chairman and Chief Executive Officer; (2) John P. Walker, Emerson's Executive Vice President and Chief Financial Officer; and (3) Peter G. Bunger, a member of Emerson's Board of Directors. Mr. Jurick is currently our Chairman of the Board and Chief Executive Officer; Mr. Walker is currently our President and Mr. Bunger serves on the Compensation Committee of each company. Mr. Jurick and Mr. Walker have employment agreements with Emerson and us and split their time between the two companies. Terrence M. Babilla, our Chief Operating Officer and General Counsel, also provides certain legal services to Emerson.

 Management Services Agreement with Emerson Radio Corp.

      During fiscal 1997, we entered into a management services agreement with Emerson in an effort to utilize our excess capacity and to enable
 Emerson to reduce certain costs. The management services agreement implements a program whereby we perform certain services for Emerson in exchange for a fee. The services include human resources, banking, computer/management information systems, payables management, warehouse services (including subleasing warehouse storage space), provision of office space, design services and financial management services. The management services agreement may be terminated by either party upon 60 days' prior notice. During fiscal 2000, we invoiced Emerson approximately $447,000 for services provided to Emerson, $361,000 of which has been paid. For more information about reimbursement of salaries/bonuses of certain executive officers, see "Executive Compensation and Other Information-Summary Compensation Table."


 Litigation Concerning Certain Officers and Directors and Emerson Radio Corp.

      Mr. Jurick is the beneficial owner of approximately 46% of Emerson's outstanding stock. On June 11, 1996, a Stipulation of Settlement and Order (the "Settlement Agreement") was executed, which settles various legal proceedings in Switzerland, the Bahamas and the United States between Mr. Jurick and three of his creditors.

      The Settlement Agreement terminated substantially all litigation among the parties and provided, among other things, for the payment by Mr. Jurick and GSE Mutlimedia Technologies Corporation, Fidenas Investment Limited and Elision International Ltd., affiliates of Mr. Jurick, of $49.5 million to the three creditors of Mr. Jurick and his affiliates. The payment was to be paid from the proceeds of the sale of certain of the 29,152,542 shares of Emerson common stock (the "Settlement Shares") owned by such affiliates. In addition, Mr. Jurick was to have been paid the sum of $3.5 million from the sale of Settlement Shares. On March 3, 2000, the U.S. District Court of New Jersey terminated the Settlement Agreement on the grounds that there was no reasonable prospect that the goals of the Settlement Agreement could be accomplished. On May 25, 2000, the Court implemented, in part, its termination of the Settlement Agreement by approving each of the transactions proposed by Mr. Jurick, Emerson and two of Mr. Jurick's creditors, including the division of the Settlement Shares. Other than the division of the Settlement Shares, the Court has not yet implemented the termination of the Settlement Agreement as to the third creditor.

      In 1994, the Stellings, the third creditor, filed a complaint with the Swiss Authorities alleging that Mr. Jurick had conducted banking operations in Switzerland without appropriate licenses and that Messrs. Jurick and Bunger engaged in improper financing activities. Emerson was not a party to these proceedings. In December 1999, the Swiss Tribunal dismissed, subject to appeal, all charges against Messrs. Jurick and Bunger. We understand that this matter will not be further appealed by the Swiss Government. The Swiss Tribunal did find, however, which finding is also subject to appeal, that Mr. Jurick had engaged in banking operations in Switzerland without all appropriate licenses and fined him approximately $12,500. We understand Mr. Jurick is appealing the amount of his fine.

                        SECTION 16(a) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act (we refer to it as "Section 16(a)") requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by certain regulations to furnish us with copies of all Section 16(a) forms they file.

      Based solely on our review of the copies of such forms received by us, we believe that, during fiscal 2000, our officers, directors and greater than 10% beneficial owners have complied with all applicable filing requirements with respect to our equity securities, except that one statement of changes in beneficial ownership of securities (Form 4), in which one transaction was reported, was filed late by each of John P. Walker, an officer and director and Emerson Radio Corp.

                            STOCKHOLDER PROPOSALS

      A proper proposal submitted by one of our stockholders in accordance with applicable rules and regulations for presentation at our next annual meeting that is received at our principal executive office by September 5, 2001 will be included in our proxy statement and form of proxy for our next annual meeting.

                       PERSONS MAKING THE SOLICITATION

      The enclosed proxy is solicited on behalf of our Board. We will pay the cost of soliciting proxies in the accompanying form. Our officers may solicit proxies by mail, telephone or fax. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our shares of common stock.

                       INDEPENDENT PUBLIC ACCOUNTANTS

      Ernst & Young LLP, independent certified public accountants, has been selected by our Audit Committee as our independent auditor for the current year. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

                                OTHER MATTERS

      The Board of Directors is not aware of any matter to be presented for action at the annual meeting other than the matters set forth herein. Should any other matter requiring a vote of our stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of Sport Supply Group.

                             FINANCIAL STATEMENTS

      We will provide a copy of our Annual Report on Form 10-K for the fiscal year ended September 29, 2000 (exclusive of exhibits), without charge, to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request. Requests should be directed to Investor Relations (Attention: John P. Walker), Sport Supply Group, Inc., 1901 Diplomat Drive, Farmers Branch, Texas 75234.


                               By Order of the Board of Directors,



                               TERRENCE M. BABILLA,
                               Chief Operating Officer,
                               Executive Vice President,
                               General Counsel and Secretary

                                                                   APPENDIX I
                                                                   ----------

                           SPORT SUPPLY GROUP, INC.
                           AUDIT COMMITTEE CHARTER



 Purpose

 The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including by overviewing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements.

 In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

 The Committee shall review the adequacy of this Charter on an annual basis.


 Membership

 The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the Audit Committee Policy of the New York Stock Exchange.

 Accordingly, all of the members will be directors:

 1. Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

 2. Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

 Key Responsibilities

 The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, as well as the outside auditors, have more time, knowledge and more detailed information on the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work.

 While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

 The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

 * The Committee shall review with management and the outside auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards ('SAS') No. 61.

 * As a whole, or through the Committee chair, the Committee shall review with the outside auditors the Company's interim financial results to be included in the Company's quarterly reports to be filed with Securities and Exchange Commission and the matters required to be discussed by SAS No. 61; this review will occur prior to the Company's filing of the Form 10-Q.

 * The Committee shall discuss with management and the outside auditors the quality and adequacy of the Company's internal controls.

 * The Committee shall:

 * request  from  the  outside  auditors annually, a formal written statement
   delineating  all  relationships   between  the  auditor  and  the  Company
   consistent with Independence Standards Board Standard Number 1;

 * discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor's independence; and

 * recommend that the Board take appropriate action in response to the outside auditor's report to satisfy itself of the auditor's independence.

 * The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the outside auditor.

                             FRONT OF PROXY CARD
                             -------------------

                           SPORT SUPPLY GROUP, INC
              Board of Directors Proxy for the Annual Meeting
          of Stockholders at 2:00 p.m., Friday, January 26, 2001

                           Bent Tree Country Club
                            5201 Westgrove Drive
                            Dallas, Texas 75248

      The undersigned stockholder of Sport Supply Group, Inc. (the "Company") hereby appoints Geoffrey P. Jurick, John P. Walker and Terrence M. Babilla, or any of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) thereof.

                         (Continued on reverse side)

 ----------------------------------------------------------------------------

                              BACK OF PROXY CARD
                              ------------------

 (1)  To elect five directors for a one-year term

      FOR all nominees listed below               WITHHOLD AUTHORITY
      (except as provided to the                  to vote for all
      contrary below               [ ]           nominees below      [ ]

         Geoffrey P. Jurick, John P. Walker, Peter G. Bunger,
            Johnson C.S. Ko and Thomas P. Treichler

     (INSTRUCTION:    To withhold authority to vote for any individual
                      nominee(s), write that nominee's name on the space provided below):

 ----------------------------------------------------------------------------

 (2) To transact such other business as may properly come before the meeting and any adjournment(s) thereof.


      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM (1), THIS PROXY WILL BE VOTED "FOR" SUCH ITEM. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (2). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

 Receipt herewith of the Company's 2000 Annual Report and Notice of Meeting and Proxy Statement, dated January 4, 2001, is hereby acknowledged.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED
 ENVELOPE.

 PLEASE SIGN, DATE AND MAIL TODAY.

                                Dated:______________________________

                                      ------------------------------
                                      ______________________________
                                        (Signature of Stockholder(s)

                                (Joint owners must EACH sign.  Please
                                sign EXACTLY as your name(s) appear(s)
                                on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)